CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Trustees of Putnam Funds Trust and
Shareholders of Putnam Dynamic Risk Allocation Fund:

We consent to the use of our report, dated July 23, 2012, with respect to the financial statements included herein, on the Putnam Dynamic Risk Allocation Fund, a series of Putnam Funds Trust, and to the references to our firm under the captions Financial Highlights in the prospectus and Independent Registered Public Accounting Firm and Financial Statements in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts
September 24, 2012